UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2014

STRAIGHT PATH COMMUNICATIONS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-36015	45-2457757
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5300 Hickory Park Drive, Suite 218 Glen Allen, Virginia	23059
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 433-1522

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On August 20, 2014, Straight Path IP Group, Inc. (“SPIPG”), a subsidiary of Straight Path Communications Inc. (the “Registrant”) entered into a confidential license agreement with Netflix, Inc. (“Netflix”), which, among other things, provides for the dismissal of SPIPG’s complaint against Netflix in the United States District Court for the Eastern District of Texas claiming infringement of five of its patents (U.S. Patent Nos. 6,108,704; 6,009,469; 6,701,365; 6,131,121; and 6,513,066) as well as SPIPG’s complaints filed in the United States District Courts for the Eastern District of Virginia and Eastern District of Texas claiming infringement of the patents-in-suit against various entities by, among other instrumentalities, Netflix products.

SPIPG also previously entered into a confidential license and settlement agreement with Blackberry Ltd. and Blackberry Corp. (the “Blackberry Parties”), which, among other things, provides for the dismissal of all claims against Blackberry Parties in the action filed in the in the United States District Court for the Eastern District of Texas claiming infringement of three of its patents (U.S. Patent Nos. 6,108,704; 6,009,469; and 6,131,121).

The terms of the agreements are confidential.  Since the Registrant’s spin-off from IDT Corporation on August 1, 2013, SPIPG has entered into settlement and license agreements calling for payment of fees in the aggregate amount of $17.75 million, which proceeds are used to pay for expenses related to the enforcement effort and shared with counsel under contingency arrangements.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRAIGHT PATH COMMUNICATIONS INC.

	By:	/s/ Davidi Jonas
Name: Davidi Jonas
Title: Chief Executive Officer

Dated: August 26, 2014

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